Exhibit 99.1

News Release
Weatherford Announces Personnel Changes
HOUSTON, October 27, 2006 — Weatherford International Ltd. (NYSE: WFT) announced today that Lisa W. Rodriguez, Senior Vice President and Chief Financial Officer, is leaving the Company. The Company is very grateful for her outstanding contribution over the past ten years. We wish her and her family well in the years to come. Effective immediately, Andrew P. Becnel will become the Company’s Senior Vice President and Chief Financial Officer and Jessica Abarca will become the Company’s Vice President — Accounting and Chief Accounting Officer. Ms. Abarca will report directly to Mr. Becnel.
Mr. Becnel, currently Weatherford’s Vice President of Finance, joined the Company in June 2002. He served as Associate General Counsel from June 2002 to May 2004. He was elected V.P. of Finance in May 2004. Prior to joining us, Mr. Becnel was Securities Counsel of Koch Investment Group (the investment and securities trading division of Koch Industries) from 2001 to 2002 and Senior Associate Attorney with the law firm of Andrews & Kurth, LLP from 1995 until 2001.
Ms. Abarca, who is a Certified Public Accountant, has over 13 years of professional accounting experience. She joined Weatherford in November 1996 and has served as Vice President — Finance of the Company’s Completion and Production Systems division since May 2003. From 1996 until 2003, Ms. Abarca served in several finance and accounting managerial positions. Prior to joining the Company, she was a Senior Auditor with Ernst & Young, LLP from 1993 until 1996.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs more than 30,200 people worldwide.

Contact:	Andrew P. Becnel 713-693-4136 Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the acquisition, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.